1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Second-Quarter/Six-Month 2009 Results

HIGHLIGHTS

▪
Second-quarter 2009 production averaged 187 Million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan and 192 MMcfe/d for the six-month period ended June 30, 2009.  Average daily production for 2009 is expected to approximate 210 MMcfe/d net to McMoRan, including 220 Mmcfe/d in third quarter 2009.

▪	Flatrock Nos. 5 and 6 wells have commenced production. The Flatrock field is currently producing at a gross rate of approximately 300 Mmcfe/d (55 Mmcfe/d net to McMoRan).
▪	Exploratory Activities:
o
Positive drilling results at the Blueberry Hill deep gas exploratory well on Louisiana State Lease 340 indicate a potential major discovery.  McMoRan plans to deepen the well to evaluate additional objectives.

o	McMoRan currently has two additional exploration prospects in-progress:
▪	Sherwood deep gas prospect on High Island Block 133
▪	Davy Jones ultra-deep prospect on South Marsh Island Block 230
o	McMoRan continues to evaluate additional deep gas and ultra-deep opportunities.
▪	Operating cash flows totaled $19.7 million for the second quarter of 2009 and $53.5 million for the six months ended June 30, 2009.
▪
Capital expenditures totaled $55.2 million in the second quarter of 2009 and $84.3 million for the six months ended June 30, 2009.  McMoRan expects capital expenditures to approximate $180 million for the year.

▪
In June 2009, McMoRan completed $176 million in equity financings through the issuance of 15.5 million shares of common stock at a price of $5.75 per share and $86 million of 8% Convertible Perpetual Preferred Stock.

▪	Cash at June 30, 2009 totaled $225 million. McMoRan had no borrowings under its revolving bank credit facility.
▪	Total debt was $375 million at June 30, 2009, including $75 million in convertible senior notes.

NEW ORLEANS, LA, July 16, 2009 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $100.6 million, $1.40 per share, for the second quarter of 2009 compared with net income applicable to common stock of $49.7 million, $0.63 per fully diluted share, for the second quarter of 2008.  For the six months ended June 30, 2009, McMoRan reported a net loss of $163.9 million, $2.30 per share, compared with net income of $81.7 million, $1.09 per fully diluted share, in the 2008 period.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “We are continuing our focused strategy of drilling high potential exploratory wells in the shallow waters of the Gulf of Mexico.  We are encouraged by the recent positive drilling results at our Blueberry Hill deep gas exploratory well and by the important data we have gained on the potentially significant ultra-deep trend.  We are engaging in an active drilling program during the second half of the year.  The equity financings completed during the second quarter strengthened our financial position as we pursue aggressively these opportunities.  We will continue to be prudent about our capital spending programs in light of the currently weak natural gas market but remain optimistic about the potential for significant value creation through our drilling activities.”

SUMMARY FINANCIAL TABLE*

	Second Quarter			Six Months
	2009	2008		2009	2008
	(In thousands, except per share amounts)
Revenues	$96,552	$375,508		$193,928	$670,984
Operating income (loss)(d)	(87,258)	70,256		(136,397)	126,081
Income (loss) from continuing operations(d)	(94,707)	54,830		(154,199)	92,061
Loss from discontinued operations	(3,050)	(748)		(4,117)	(1,604)
Net income (loss) applicable to common stock(a,d)	(100,612)	49,725		(163,853)	81,734
Diluted net income (loss) per share: Continuing operations	$(1.36)	$0.64	(b)	$(2.24)	$1.11	(b)
Discontinued operations	(0.04)	(0.01)		(0.06)	(0.02)
Applicable to common stock	$(1.40)	$0.63	(b)	$(2.30)	$1.09	(b)
Diluted average shares outstanding	71,943	88,278	(b)	71,209	86,783	(b)
Operating cash flows	$19,738	$209,411		$53,531	$382,225
EBITDAX(c)	$58,905	$269,342		$126,834	$479,501
Capital Expenditures	$55,168	$59,680		$84,331	$111,059

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s June 30, 2009 Form 10-Q, the related costs incurred through June 30, 2009 would be charged to expense in McMoRan’s second-quarter 2009 financial statements.  McMoRan’s investment in its four in-progress or unproved wells totaled $46.2 million at June 30, 2009, including the Blueberry Hill exploration well where subsequent to June 30, 2009, McMoRan encountered positive drilling results.

a.	After preferred dividends.
b.
Reflects assumed conversion of McMoRan’s 6% and 5¼% Convertible Senior Notes, 6.75% Mandatory Convertible Preferred Stock, and the dilutive effect of outstanding stock options and warrants into 30.8 million and 31.1 million shares for the second-quarter and six-month periods, respectively, resulting in the exclusion of $1.3 million in interest expense and $4.4 million in dividends in second-quarter 2008 and $4.1 million in interest expense and $8.7 million in dividends for the 2008 six-month period.

c.	See reconciliation of EBITDAX to net income (loss) applicable to common stock on page III.
d.	Notable items impacting the financial results for the 2009 and 2008 periods are included in the following table:
	Second Quarter			Six Months
	2009		2008	2009		2008
	(In thousands)
Non-productive exploration well charges	$(38,143	)(1)	$(13,147)	$(54,369)		$(12,412)
Impairment charges	(14,591	) (2)	(7,423)	(53,545	) (2)	(7,423)
Gain (loss) on oil and gas derivative contracts	(2,972)		(70,775)	15,886		(116,006)
Insurance Proceeds	35		3,391	18,742	(3)	3,391

(1)	Primarily relating to the Ammazzo and Cordage exploration wells which were determined to be non-commercial in the second quarter of 2009.
(2)	Reduction of certain fields’ net carrying value to fair value based on period-end pricing and cost assumptions.
(3)	Initial payment related to the September 2008 hurricanes in the Gulf of Mexico.

PRODUCTION AND DEVELOPMENT ACTIVITIES

Second-quarter 2009 production averaged 187 MMcfe/d net to McMoRan, compared with 294 MMcfe/d in the second quarter of 2008.  Production in the second quarter exceeded publicly reported estimates of 180 MMcfe/d but was lower than the first quarter average of 198 MMcfe/day because of scheduled maintenance activities at the Flatrock field.  Production is expected to average approximately 220 MMcfe/d in the third quarter of 2009 and 210 MMcfe/d for the year.  Current annual estimates are lower than the previously announced estimate of 215 MMcfe/d because of longer than anticipated delays in the startup of third party downstream production facilities and pipeline availability following shut-ins for hurricane repairs and the timing of certain planned recompletions.  McMoRan continues to work to restore production shut-in as a result of the September 2008 hurricanes in the Gulf of Mexico.  An estimated 30 MMcfe/d of McMoRan’s production continues to be shut-in because of pipeline restrictions.  McMoRan’s production rates are dependent on the timing of restoring downstream pipelines and facilities damaged by the September 2008 hurricanes, the timing of planned recompletions and production performance.

Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, McMoRan has drilled five additional successful wells in the field.  In May 2009, the operator completed a planned facility expansion at the Tiger Shoal production facility and production from the Flatrock Nos. 5 and 6 wells commenced in July 2009 and June 2009, respectively.  The field is currently producing at a gross rate of approximately 300 MMcfe/d (55 MMcfe/d net to McMoRan).  McMoRan has a 25.0 percent working interest in Flatrock and Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

EXPLORATION ACTIVITIES

McMoRan’s exploration strategy is focused on the “deep gas play,” drilling to depths of 15,000 to 25,000 feet in the shallow waters of the Gulf of Mexico and Gulf Coast area to target large structures in the Deep Miocene, and on the “ultra-deep gas play” below 25,000 feet.  McMoRan is one of the largest acreage holders on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area with rights to approximately 1.1 million gross acres including 188,000 gross acres associated with the ultra-deep trend.  McMoRan has two deep gas prospects and one ultra-deep prospect in-progress.  McMoRan also continues to evaluate additional deep gas and ultra-deep opportunities.

On March 29, 2009, McMoRan re-entered a previously existing well bore and commenced sidetracking operations at the Blueberry Hill deep gas prospect located on Louisiana State Lease 340.  Drilling results to date confirm McMoRan’s wedge model where sands thicken on the flank of the structure.  As previously reported, the exploratory sidetrack well was drilled to a true vertical depth of 21,900 feet and log-while-drilling tools indicated resistive zones approximating 150 gross feet.  These zones will be evaluated with wireline logs.  After encountering a mechanical issue during drilling, McMoRan has commenced by-pass operations at 18,600 feet and plans to deepen the well to a proposed total depth of 24,000 feet to evaluate the resistive zones further and to assess deeper targets.  The well is targeting Gyro sands in a down-dip position on the flank of the structure that were encountered in the original Blueberry Hill well.  The results to date indicate a large structure which McMoRan believes could lead to additional exploration and development opportunities.

Blueberry Hill is located in approximately 10 feet of water near existing infrastructure.  McMoRan is reviewing the possibility of using production processing facilities in the area.  McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well.  PXP holds a 47.9 percent working interest.  McMoRan’s investment in Blueberry Hill totaled $31.4 million at June 30, 2009, $8.1 million of which was incurred on the sidetrack and $23.3 million on the original well.  As previously reported, in February 2005 McMoRan encountered four hydrocarbon bearing sands in the Gyro section below 22,200 feet in the original Blueberry Hill exploratory well; however, completion efforts in 2007 were unsuccessful because of blockage above the perforated intervals.

The Blueberry Hill discovery follows prior discoveries McMoRan has made in the Tiger Shoal/Mound Point area (OCS Block 310/Louisiana State Lease 340), including Flatrock, Hurricane, Hurricane Deep, JB

Mountain, and Mound Point.  McMoRan controls 150,000 gross acres in this important area and believes it has multiple additional exploration opportunities on this large acreage position.  McMoRan is incorporating the new information from Blueberry Hill into its existing database for this high potential area.

The Sherwood deep gas exploratory prospect commenced drilling on July 2, 2009 and is drilling below 5,700 feet towards a proposed total depth of 16,200.  The Sherwood prospect, which is located in 48 feet of water, is targeting Cris R sands in the Lower Miocene.  McMoRan owns a 29.3 percent working interest and a 23.5 percent net revenue interest in the Sherwood prospect.  Mariner Energy, Inc. (NYSE: ME) is the operator of the well and holds a 60.0 percent working interest.  McMoRan’s investment in Sherwood totaled $0.3 million at June 30, 2009.

A drilling rig is on location at the Davy Jones ultra-deep prospect.  McMoRan is re-entering a previously abandoned well bore located on South Marsh Island Block 230, which had been drilled to 19,957 feet, and plans to deepen the well to a proposed total depth of 28,000 feet.  The Davy Jones prospect involves a large ultra-deep structure located in 20 feet of water.  This exploratory well, which McMoRan will operate, will test Eocene (Wilcox), Paleocene and possibly the Cretaceous (Tuscaloosa) sections below the salt weld (i.e. listric fault) on the Shelf of the Gulf of Mexico.  McMoRan’s partners in the well will include PXP and Energy XXI (NASDAQ: EXXI).  The 8/8th investment in Davy Jones totaled $6.0 million at June 30, 2009, most of which is expected to be shared with partners.

As previously reported, in May 2009 the Minerals Management Service granted McMoRan’s request for a geophysical Suspension of Operations (SOO) to extend its leases in the Blackbeard area, including South Timbalier Block 168.  The SOO will provide time for seismic re-processing, which will provide additional information about the deep structure, and allow McMoRan to evaluate whether to drill deeper at Blackbeard West, drill an offset location or complete the well to test the existing zones.  McMoRan is operator and owns a 32.3 percent working interest in the Blackbeard West well and PXP and Energy XXI hold a 35 percent working interest and 20 percent working interest, respectively.  McMoRan’s investment in Blackbeard West totaled $31.8 million at June 30, 2009.

McMoRan is reviewing plans for a sidetrack of the Hurricane Deep well on the southern flank of the Flatrock structure for an up dip test of the significant Gyro sand encountered in the Hurricane Deep well (No. 226) on South Marsh Island Block 217.  As previously reported, the Hurricane Deep exploratory well was drilled to a true vertical depth of 20,712 feet in the first quarter of 2007 and logs indicated an exceptionally thick upper Gyro sand totaling 900 gross feet, the top 40 feet of which was hydrocarbon bearing.  McMoRan believes an up dip well has the potential to contain a thicker hydrocarbon column.

Second-quarter 2009 exploration expense includes $35.4 million in costs for two previously reported non productive wells at the Ammazzo and Cordage prospects.

REVENUES

McMoRan’s second-quarter 2009 oil and gas revenues totaled $94.1 million, compared to $372.3 million during the second quarter of 2008.  During the second quarter of 2009, McMoRan’s sales volumes totaled 11.2 Bcf of gas; 751,500 barrels of oil and condensate and 1.3 Bcfe of plant products, compared to 17.9 Bcf of gas; 1,125,400 barrels of oil and condensate and 2.1 Bcfe of plant products in the second quarter of 2008.   McMoRan’s second-quarter comparable average realizations for gas were $3.92 per thousand cubic feet (Mcf) in 2009 and $12.11 per Mcf in 2008; for oil and condensate McMoRan received an average of $58.24 per barrel in second-quarter 2009 compared to $122.99 per barrel in second-quarter 2008.

EQUITY FINANCINGS

As previously reported, in June 2009 McMoRan raised $168 million in net proceeds ($176 million gross proceeds) through the sale of 15.5 million shares of common stock at $5.75 per share and $86 million of 8.00% convertible perpetual preferred stock.  The preferred stock is convertible into common stock at a price of $6.84 per share.  McMoRan currently has approximately 86 million shares of common stock outstanding and approximately 111 million after assuming conversion of McMoRan’s newly issued 8.00% convertible perpetual preferred stock and the outstanding 6¾% mandatory convertible preferred stock.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES

At June 30, 2009, McMoRan had $225 million in cash.  Total debt was $375 million at June 30, 2009, including $75 million in convertible senior notes due in 2011 with a conversion price of $16.575 per share.  McMoRan currently has no borrowings outstanding on its $235 million revolving credit facility and $135 million in availability after considering $100 million in outstanding letters of credit.  Capital expenditures totaled $55.2 million for the second quarter of 2009 and $84.3 million for the six-months ended June 30, 2009.  Capital expenditures are expected to approximate $180 million for the year.  In addition, abandonment expenditures, which include scheduled conventional and hurricane related work, are expected to approximate $80 million in 2009.

DERIVATIVE CONTRACTS

During the second quarter of 2009, McMoRan financially settled swap positions hedging 2.8 Bcf of natural gas and 126,000 barrels of oil at average prices of $8.92 per Mcf and $71.93 per barrel, respectively.  McMoRan received $16.8 million in cash for these positions.  At June 30, 2009, McMoRan had a total of 3.7 Bcf of natural gas and 163,000 barrels of oil hedged through 2010 through open swap positions and 4.4 Bcf of natural gas and 175,000 barrels of oil hedged through 2010 through puts.  Following is a summary of open swap and put positions at June 30, 2009:

Natural Gas Positions (million MMbtu)
	Open Swap Positions(1)		Put Options(2)
	Annual	Average	Annual	Average	Total
	Volumes	Swap Price	Volumes	Floor	Volumes
2009	1.1	$ 8.97	3.2	$ 6.00	4.3
2010	2.6	$ 8.63	1.2	$ 6.00	3.8
Oil Positions (thousand bbls)
	Open Swap Positions(1)		Put Options(2)
	Annual	Average	Annual	Average	Total
	Volumes	Swap Price	Volumes	Floor	Volumes
2009	45	$ 71.16	125	$ 50.00	170
2010	118	$ 70.89	50	$ 50.00	168

(1) Remaining 2009 swaps cover periods November-December; 2010 swaps cover periods January-June and November-December
(2) Covering periods July-October

These derivative contracts have not been designated as hedges for accounting purposes.  Accordingly, these contracts are subject to mark-to-market fair value adjustments and unrealized gains and losses are recognized in our operating results.  McMoRan’s second-quarter 2009 results included a net loss of $3.0 million for mark-to-market accounting adjustments associated with derivative contracts based on changes in their respective fair market values through June 30, 2009.  McMoRan’s derivative contracts’ fair value was $18.5 million at June 30, 2009.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs and anticipated and potential production and flow rates.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC).

This press release contains a financial measure, Earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not defined under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in McMoRan’s consolidated financial statements are included in the supplemental schedules of this press release.

A copy of this release is available on McMoRan’s web site at www.mcmoran.com.  A conference call with securities analysts about second-quarter 2009 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, August 14, 2009.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009		2008	2009		2008
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$94,065		$372,321	$189,147		$664,267
Service	2,487		3,187	4,781		6,717
Total revenues	96,552		375,508	193,928		670,984
Costs and expenses:
Production and delivery costs	48,800	a	69,505	97,846	a	125,151
Depletion, depreciation and amortization b	73,970		121,001	167,367		242,333
Exploration expenses c, d	46,836		27,480	75,262		34,293
(Gain) loss on oil and gas derivative contracts	2,972		70,775	(15,886)		116,006
General and administrative expenses c	10,916		18,237	23,362		27,249
Start-up costs for Main Pass Energy Hub™ c	351		1,645	1,116		3,262
Insurance recoveries	(35	)e	(3,391)	(18,742	)e	(3,391)
Total costs and expenses	183,810		305,252	330,325		544,903
Operating income (loss)	(87,258)		70,256	(136,397)		126,081
Interest expense, net	(10,275)		(12,520)	(20,941)		(29,631)
Other income (expense), net	2,843		(1,897)	3,172		(2,524)
Income (loss) from continuing operations before income taxes	(94,690)		55,839	(154,166)		93,926
Provision for income taxes	(17)		(1,009)	(33)		(1,865)
Income (loss) from continuing operations	(94,707)		54,830	(154,199)		92,061
Loss from discontinued operations	(3,050)		(748)	(4,117)		(1,604)
Net income (loss)	(97,757)		54,082	(158,316)		90,457
Preferred dividends	(2,855)		(4,357)	(5,537)		(8,723)
Net income (loss) applicable to common stock	$(100,612)		$49,725	$(163,853)		$81,734

Basic net income (loss) per share of common stock:
Continuing operations	$(1.36)		$0.88	$(2.24)		$1.50
Discontinued operations	(0.04)		(0.01)	(0.06)		(0.03)
Net income (loss) per share of common stock	$(1.40)		$0.87	$(2.30)		$1.47

Diluted net income (loss) per share of common stock:
Continuing operations	$(1.36)		$0.64	$(2.24)		$1.11
Discontinued operations	(0.04)		(0.01)	(0.06)		(0.02)
Net income (loss) per share of common stock	$(1.40)		$0.63	$(2.30)		$1.09

Average common shares outstanding:
Basic	71,943		57,450	71,209		55,703
Diluted	71,943		88,278	71,209		86,783

I

McMoRan EXPLORATION CO.
FOOTNOTES TO STATEMENTS OF OPERATIONS (Unaudited)

a.	Includes hurricane assessment and repair charges totaling $3.8 million and $14.7 million in the second quarter and six months ended June 30, 2009, respectively.
b.
Includes impairment charges totaling $14.6 million and $53.5 million in the second quarter and six months ended June 30, 2009, respectively, and $7.4 million in the second quarter and six months ended June 30, 2008.

c.	Non-cash stock-based compensation of the following amounts is included in the respective expense categories shown below (in thousands):

	Second Quarter		Six Months
	2009	2008	2009	2008
General and administrative expenses	$1,446	$9,140	$4,566	$10,121
Exploration expenses	1,309	9,158	4,355	10,047
Main Pass Energy Hub start-up costs	78	636	259	707
Total stock-based compensation cost	$2,833	$18,934	$9,180	$20,875

d.
Includes non-productive well costs of $38.1 million and $54.4 million in the second quarter and six months ended June 30, 2009, respectively, and $13.1 million and $12.4 million in the second quarter and six months ended June 30, 2008, respectively.

e.	Represents McMoRan’s share of the initial payment of insurance proceeds related to losses incurred as a result of the September 2008 hurricanes.

II

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE) (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (“GAAP”).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income.   “EBITDAX” is derived from net income (loss) from continuing operations before other (income) expense, interest expense (net), income taxes, start-up costs for the Main Pass Energy HubTM project, exploration expenses, depletion, depreciation and amortization expense, stock-based compensation charged to general and administrative expense, change in fair value of oil and gas derivative contracts, hurricane-related charges and insurance recoveries.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net income (loss) applicable to common stock to EBITDAX (in thousands):

	Second Quarter		Six Months
	2009	2008	2009	2008
Net income (loss) applicable to common stock, as reported	$(100,612)	$49,725	$(163,853)	$81,734
Preferred dividends	2,855	4,357	5,537	8,723
Loss from discontinued operations	3,050	748	4,117	1,604
Income (loss) from continuing operations, as reported	(94,707)	54,830	(154,199)	92,061

Other (income) expense	(2,843)	1,897	(3,172)	2,524
Interest expense, net	10,275	12,520	20,941	29,631
Income taxes	17	1,009	33	1,865
Start-up costs for Main Pass Energy HubTM project	351	1,645	1,116	3,262
Exploration expenses	46,836	27,480	75,262	34,293
Depletion, depreciation and amortization expense	73,970	121,001	167,367	242,333
Hurricane-related charges included in production and
delivery costs	3,831	-	14,676	-
Stock-based compensation charge to general and
administrative expenses	1,446	9,140	4,566	10,121
Insurance recoveries	(35)	(3,391)	(18,742)	(3,391)
Change in fair value of oil and gas derivative contracts	19,764	43,211	18,986	84,802
EBITDAX	$58,905	$269,342	$126,834	$497,501

III

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Sales volumes:
Gas (thousand cubic feet, or Mcf)	11,206,000	17,858,000	23,371,600	35,401,400
Oil (barrels)	751,500	1,125,400	1,500,700	2,214,500
Plant products (per Mcf equivalent) a	1,301,700	2,114,000	2,419,800	4,479,000
Average realizations:
Gas (per Mcf)	$ 3.92	$ 12.11	$ 4.42	$ 10.60
Oil (per barrel)	58.24	122.99	49.59	110.40

a.
Results include approximately $6.2 million and $11.2 million of revenues associated with plant products (ethane, propane, butane, etc.) during the second quarter and six months ended June 30, 2009, respectively.  Plant product revenues for the comparable prior year periods totaled $21.0 million and $44.1 million.  One Mcf equivalent is determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

IV

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2009	2008
	(In Thousands)
ASSETS
Cash and cash equivalents	$225,483	$93,486
Accounts receivable	97,106	112,684
Inventories	47,490	31,284
Prepaid expenses	2,340	13,819
Fair value of oil and gas derivative contracts	16,784	31,624
Current assets from discontinued operations, including restricted
cash of $0.5 million	479	516
Total current assets	389,682	283,413
Property, plant and equipment, net	866,410	992,563
Restricted investments and cash	37,327	29,789
Deferred financing costs	13,959	15,658
Fair value of oil and gas derivative contracts	2,231	5,847
Sulphur business assets	3,005	3,012
Total assets	$1,312,614	$1,330,282

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$68,434	$77,009
Accrued liabilities	65,336	89,565
Accrued interest and dividends payable	7,819	7,586
Current portion of accrued oil and gas reclamation costs	53,350	103,550
Current portion of accrued sulphur reclamation costs	303	785
Fair value of oil and gas derivative contracts	421	-
Current liabilities from discontinued operations	3,031	1,317
Total current liabilities	198,694	279,812
5¼% convertible senior notes	74,720	74,720
11.875% senior notes	300,000	300,000
Accrued oil and gas reclamation costs	366,260	317,651
Accrued sulphur reclamation costs	23,219	22,218
Fair value of oil and gas derivative contracts	110	-
Other long-term liabilities	20,166	20,023
Other long-term liabilities from discontinued operations	6,953	6,835
Total liabilities	990,122	1,021,259
Stockholders' equity	322,492	309,023
Total liabilities and stockholders' equity	$1,312,614	$1,330,282

V

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2009	2008
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(158,316)	$90,457
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	4,117	1,604
Depletion, depreciation and amortization	167,367	242,333
Exploration drilling and related expenditures, net	54,370	11,873
Compensation expense associated with stock-based awards	9,180	20,875
Amortization of deferred financing costs	1,862	2,757
Change in fair value of oil and gas derivative contracts	18,986	84,802
Loss on induced conversions of convertible senior notes	-	2,663
Reclamation expenditures, net of prepayment by third parties	(25,522)	(1,146)
Increase in restricted cash	(7,537)	(7,567)
Other	(47)	(262)
(Increase) decrease in working capital:
Accounts receivable	5,461	(82,176)
Accounts payable and accrued liabilities	(10,007)	22,295
Prepaid expenses and inventories	(4,728)	(2,024)
Net cash provided by continuing operations	55,186	386,484
Net cash used in discontinued operations	(1,655)	(4,259)
Net cash provided by operating activities	53,531	382,225

Cash flow from investing activities:
Exploration, development and other capital expenditures	(84,331)	(111,059)
Other	-	1,112
Net cash used in continuing operations	(84,331)	(109,947)
Net cash from discontinued operations	-	-
Net cash used in investing activities	(84,331)	(109,947)

Cash flow from financing activities:
Net proceeds from the sale of common stock	84,933	-
Net proceeds from the sale of 8% convertible perpetual
preferred stock	83,228	-
Payments under senior secured revolving credit facility, net	-	(269,500)
Dividends paid on preferred stock	(5,364)	(9,108)
Payments for induced conversion of convertible senior notes	-	(2,663)
Proceeds from exercise of stock options and other	-	4,686
Net cash provided by (used in) continuing operations	162,797	(276,585)
Net cash from discontinued operations	-	-
Net cash provided by (used in) financing activities	162,797	(276,585)
Net increase (decrease) in cash and cash equivalents	131,997	(4,307)
Cash and cash equivalents at beginning of year	93,486	4,830
Cash and cash equivalents at end of period	$225,483	$523

VI